SCHEDULE 14C INFORMATION
           Information Statement Pursuant to Section 14 (c) of the Securities Exchange Act of 1934 (Amendment No.)
                    Check the appropriate box:

   Preliminary Information Statement        Confidential, for Use of the
                                            Commission Only (as permitted
                                            by Rule 14c-5 (d)(2))
 X Definitive Information Statement



                            SURGILIGHT, INC.
              (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):


 x No fee required.

   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

   Fee paid previously with       materials.
   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No:

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   4) Date Filed:

              THIS INFORMATION STATEMENT IS BEING PROVIDED TO
               YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

               WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                      REQUESTED NOT TO SEND US A PROXY

                           INFORMATION STATEMENT

                              SURGILIGHT, INC.

                             2100 Alafaya Trail
                                 Suite 600
                           Orlando, Florida 32826
                               (407) 482-4555

                               August 22, 2007

                            GENERAL INFORMATION

       This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.0001 per share (the "Common Stock"), of SURGILIGHT, INC., a Florida Corporation (the "Company"), to notify such Stockholders of the following:

       On or about July 17, 2007 the Company received written consents (collectively, the "Consent") in lieu of a meeting of Stockholders from holders of an aggregate of 36,753,933 shares of capital stock entitled to vote, representing approximately 52.9% of the 69,500,000 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving an amendment to the Articles of Incorporation of the Company (the "Amendment"), pursuant to which (a) the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to three hundred million (300,000,000) shares of common stock at par value of $0.0001 with no preemptive rights and (b) the voting rights of the blank check preferred stock will be changed to remove a voting restriction on the Company's preferred stock.

       On April 19, 2007, the Board of Directors of the Company approved the Amendment. The Majority Stockholders approved the actions on July 17, 2007 by written consent in lieu of a meeting, in accordance with Title XXXVI, Chapter 607 of the Florida Statutes ("FL Law"). Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A
PROXY.

       The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on August 2, 2007 as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

       Each share of our common stock entitles its holder to one vote on each matter submitted to the Stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the common stock, no other consents will be solicited in connection with this Information Statement.

       You are being provided with this Information Statement pursuant to
Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

       This Information Statement is being mailed on or about August 27, 2007 to all Stockholders of record as of the Record Date.

                         ADDITIONAL INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

       The following documents as filed with the Commission by the Company are incorporated herein by reference:

 1. Annual Report on Form 10-KSB for the year ended December 31, 2006;

 2. Current Report on Form 8-K dated April 26, 2007; and

 3. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007.


                       OUTSTANDING VOTING SECURITIES

       As of the date of the Consent by the Majority Stockholders, the Company had 60,000,000 shares of Common Stock issued and outstanding and 9,500,000 shares of Series B preferred stock (the "Series B Preferred Stock") issued and outstanding. Holders of Common Stock and Series B Preferred Stock are each entitled to one vote per share on matters submitted for stockholder approval. Holders of Series B Preferred Stock vote on such matters along with holders of Common Stock, such that a total of 69,500,000 votes may be cast when a matter is submitted to shareholders for approval.

	Effective July 17, 2007, the holders of 36,753,933 shares (or approximately 52.8% of the shares of voting stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

       FL Law provides in substance that unless the Company's articles of incorporation provide otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

                       SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

       The following information table sets forth certain information regarding the Company's common stock owned on July 17, 2007 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and
(iii) all officers and directors as a group:

   Names and Address of
   Directors, Officers and             Shares Owned
   5% Stockholders                        Number             Percent
 ----------------------------          ------------          -------
GEM Global Yield Fund, Ltd. (1)         13,761,090             22.9
GEM SurgiLight Investors, LLC (2)       12,552,000             18.2
Timothy J. Shea (3)                        806,000              1.3
Knobbe, Martens, Olson & Bear LLP        7,000,000             11.7
PLS Liquidating LLC                      3,448,343              5.7
J.T. Lin (4)                             9,000,000             15.0
Nathan B. Pliam                                  0                *
Edward Tobin (5)                        12,552,000             18.2
Louis P. Valente (6)                       270,000                *
Craig Collins (7)                           50,000                *
Ming-yi Hwang, Ph.D.                        16,000                *
Mark Murphy                                 73,000                *

All Officers and Directors as a Group   13,751,000              22.5%

* Denotes <1%

(1) Excludes shares of common stock that remain issuable with respect to the conversion of a certain promissory note (the "GEM Fund Note") issued by the Company in favor of GEM Global Yield Fund, Ltd. ("GEM Fund") in the aggregate principal amount of $1,088,154, plus accrued interest of $319,217. The principal balance converts into an additional 11,697,652 shares of Common Stock upon effectiveness of the Amendment. Interest on the GEM Fund Note converts into an aggregate of 25,537,360 shares of the Company's common stock at a conversion price of $0.0125 per share, of which 3,958,752 shares have been issued. Upon effectiveness of the Amendment, the Company is obligated to issue GEM Fund the remaining 21,578,618 shares of common stock. GEM Fund is an affiliate of GEM SurgiLight Investors, LLC ("GEM Investors"). After giving effect to conversion of all shares issuable upon conversion of the principal and interest on the GEM Fund Note and conversion all of GEM Investors' Series B Preferred Stock, as described in footnote "2", GEM Fund and GEM Investors together would hold an aggregate of 168,409,798 shares of common stock of the Company out of 215,128,069 shares issued and outstanding, or 78.3% on a fully diluted basis.

(2) Includes 3,052,000 shares of common stock and 9,500,000 shares of Series B Preferred Stock. At such time the Company authorizes additional common stock, the Series B Preferred Stock converts into 55% of all issued and outstanding shares of common stock of the Company on a fully diluted basis (including the shares issuable to GEM Investors). All 9,500,000 shares of Series B Convertible Preferred Stock, as of July 17, 2007, would convert into 118,320,438 shares of common stock, giving effect to the conversion of the Series B Preferred Stock, the 21,578,618 shares issuable to GEM Fund upon conversion of accrued but unpaid interest on the GEM Fund Note, and 11,697,652 unissued shares representing conversion of the remaining principal balance on the GEM
Fund Note. GEM Investors would be the beneficial owner of an aggregate of 121,372,438 shares, or 56.4% of the then outstanding shares of the common stock of the Company on a fully diluted basis. GEM Investors is an affiliate of GEM Fund. After giving effect to all shares issuable upon conversion of the GEM Fund Note and GEM Investors' Series B Preferred Stock, GEM Fund and GEM Investors together would hold an aggregate 168,409,798 shares of common stock of the Company out of 215,128,069 shares issued and outstanding, or 78.3% on a fully diluted basis.

(3) Includes an option to purchase 400,000 shares of common stock issued on May 24, 2002 and an option to purchase 400,000 shares issued on January 1, 2004.

(4) Includes 9,000,000 shares owned by Lin Family Partners, Ltd.

(5) Mr. Tobin is a member of GEM Surgilight Management, LLC, the managing member of GEM Surgilight Investors, LLC, the record holder of 9,500,000 shares of Series B Preferred Stock and 3,052,000 shares of Common Stock. Mr. Tobin disclaims beneficial ownership of the shares held by GEM Fund.

(6) Includes annual allocations of options to purchase 50,000 shares of common stock, commencing in 2001, with 20,000 option shares vesting immediately in the year of the respective grant, and the remaining 30,000 options vesting in increments of 10,000 shares each on the first, second and third anniversaries of the date of grant for each board member depending on their term of service.

(7) Includes options to purchase 50,000 shares of common stock, with 20,000 option shares vesting in May 2006, and the remaining 30,000 options vesting in increments of 10,000 shares each on the first, second and third anniversaries of the date of grant for each board member depending on their term of service.

                   DISSENTER'S RIGHTS OF APPRAISAL

       The Stockholders have no right under FL Law, the Company's articles of incorporation or By-Laws to dissent from any of the provisions adopted as set forth herein.

             AMENDMENTS TO THE ARTICLES OF INCORPORATION

       The consent of a majority of the voting shares of the Company was given for approving the amendment of the Company's Articles of Incorporation to increase the number of the Company's authorized shares of Common Stock from 60,000,000 shares to 300,000,000 shares and to change the voting rights of the Company's authorized blank check preferred Stock, including but not limited to, the Series B Preferred Stock. The form of Certificate of Amendment that will be filed with the Florida Secretary of State is attached hereto as Exhibit A.

       The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be three hundred million (300,000,000) shares of Common Stock with no preemptive rights, $0.0001 par value. Each share of Common Stock is entitled to one vote. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the blank check preferred stock effective July 17, 2007, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

       The general purpose and effect of the Amendment is to authorize 240,000,000 additional shares of Common Stock and to eliminate the voting limitation on the Company's preferred stock, including but not limited to, the Series B Preferred Stock. Currently, any of the Company's preferred stock (including the Series B Preferred Stock) is only entitled to one vote per share when voting matters together with the Common Stock, regardless of the number of shares of Common Stock into which one share of preferred stock may be converted.

       The Amendment will permit the Board of Directors to create series of preferred stock that votes on an "as converted" basis, rather than on a one-for-one basis, and the Amendment will cause the shares of Series B Preferred Stock presently issued and outstanding to vote on an as-converted basis as well. The Board of Directors of the Company approved the Amendment as a condition precedent to GEM Investors purchase of Series B Preferred Stock for $500,000 and the extension of a secured line of credit in the principal amount of up to $2,500,000. The Board believed that such financing was essential to the Company maintaining its operations. None of the members of the Board of Directors who approved the Amendment were affiliates or nominees of GEM Investors.

       The Board of Directors believes that it is prudent to have the 240,000,000 additional shares of Common Stock available to provide sufficient shares to convert the outstanding Series B Preferred Stock and for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, grants of stock options, should the Board of Directors deem it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from the newly authorized. The Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

       If the Company's Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

                         RECENT TRANSACTIONS

   1.	Series B Convertible Preferred Stock Purchase Agreement

	On April 20, 2007, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") with GEM Investors, pursuant to which GEM Investors purchased 9,500,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") for a price per share of $.05263 (the "Purchase Price") and an aggregate purchase price of $500,000. The issuance of the shares of the Series B Preferred Stock were exempt from registration under pursuant to Regulation D promulgated under Section 4(2) of the Securities Act of 1933.

	The holders of Series B Preferred Stock shall be entitled to receive, before any dividend shall be declared and paid upon or set aside for any other capital stock, dividends payable in cash or common stock of the Company, at the option of the Company, at a rate equal to fifteen percent (15%) per annum, per share on the Purchase Price. Dividends shall accrue and be cumulative. Following effectiveness of the Amendment increasing the authorized number of shares of Common Stock, Series B Preferred Stock is convertible into shares of Common Stock equal to 55% of the issued and outstanding shares of Common Stock of the Company on a fully diluted basis at the time of conversion, after taking into account the shares of Common Stock issuable upon conversion. On the effective date of the Amendment, the Series B Preferred Stock is convertible into 118,320,438 shares of Common Stock. Notwithstanding the foregoing, the shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Company to the public for aggregate gross proceeds to the Company of a minimum of $20,000,000.

	The Series B Preferred Stock has a liquidation preference of six
(6) times the Purchase Price.

	As a result of the Amendment, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion.

	The consent of the holders of a majority of the Series B Preferred Stock is required for the Company to effectuate certain transactions, including, but not limited to:

   (a)	incurring obligations for indebtedness in excess of $100,000,

   (b) appointing, hiring, removing or changing any executive officer of the Company,

   (c) merging, consolidating, liquidating, winding up or dissolving itself or conveying, selling, leasing, transferring or otherwise disposing of, in one transaction or a series of transactions, all or any part of the business, properties or fixed assets of the Company, or any subsidiary, or acquiring by purchase all or substantially all of the business, properties or fixed assets of, or stock in any business, and

   (d) declaring or paying any dividends, returning any capital or making any distribution of assets to its stockholders except for a stock split; or redeeming or repurchasing any outstanding stock or warrants.

           Pursuant to the Purchase Agreement, (i) the Board of Directors (the "Board") of the Company has been reduced to four (4) members in total, two (2) of whom are to be appointed by GEM Investors, (ii) all of the prior directors of the Company have resigned with the exception of Louis P. Valente and Craig Collins, and (iii) Colette Cozean ("Cozean") and Stuart Michelson ("Michelson") resigned from their position as CEO/Chairwoman and Chief Financial Officer respectively. The Company and the resigning officers and directors have executed mutual general releases, however, the releases issued to Cozean and Michelson do not release them from their obligations under the Consulting Agreement and Repayment Agreement as described herein. As described below, GEM Investors appointed Messrs. Edward Tobin ("Tobin") and Nathan Pliam ("Pliam") as its designees to the Board.

	In connection with the Purchase Agreement, the Company also entered into a consulting agreement (the "Consulting Agreement") with Cozean whereby she will provide certain consulting services to the Company in organizing, coordinating and administering the operations of the Company, specifically, but not limited to, helping the Company receive the approval of the U.S. Food and Drug Administration for certain of its goods and/or services. The Consulting Agreement is for a period of one year and Cozean is compensated at a rate of $250 per hour. As further consideration, and as required by the Purchase Agreement, the Company paid Cozean $526,150.72, such amount representing one half of the $1,052,301.43 previously owed to her, and the Company is obligated to pay Cozean the balance in 12 equal monthly installments commencing on June 1, 2007. The obligations owed to Cozean shall continue to be secured by all of the Company's intangible property, including patents, assigned patents, patent licenses and patents pending as disclosed in a UCC financing statement filed on December 17, 2004. Notwithstanding the foregoing, pursuant to the terms of an Intercreditor Agreement dated as of April 20, 2007 (the "Intercreditor Agreement"), Cozean's security interest has been modified so that it ranks pari passu with the security interest of GEM Investors and Michelson. The Consulting Agreement provides for confidentiality and non-solicitation/non-compete obligations on the part of Cozean.

	The Company and Michelson also entered into a Repayment Agreement (the "Repayment Agreement") dated as of April 19, 2007 whereby the Company is obligated to pay Michelson an aggregate of $178,683 from various loans made by him to the Company and which such obligations, similar to Cozean, are secured by intangible assets of the Company, including patents, assigned patents, patent licenses and patents pending. Pursuant to the Repayment Agreement, the Company repaid Michelson $89,341.50, representing one half of the $178,683 and the Company is obligated to pay Michelson the balance in 12 equal monthly installments, the first such payment commencing on June 1, 2007. The obligations owed to Michelson continue to be secured by all of the Company's intangible property, including patents, assigned patents, patent licenses and patents pending as disclosed in a UCC Financing Statement previously filed on December 17, 2004. Notwithstanding the foregoing, similar to the Cozean Agreement, Michelson's security interest has been modified so that it ranks pari passu with the interest of GEM Investors and Michelson pursuant the Intercreditor Agreement. The Repayment Agreement provides for confidentiality obligations on the part of Michelson.

	Pursuant to the Purchase Agreement, the Company, GEM Global Yield Fund, LTD ("GEM Global"), an affiliate of GEM Investors, Cozean and Michelson also discontinued certain litigation between GEM Global on the one hand and the Company, Cozean and Michelson on the other hand.

	In connection with the Purchase Agreement, the Company and GEM Investors also entered into a Registration Rights Agreement whereby GEM Investors has the right to require the Company to register the shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the Company's expense.

   2.	Secured Line of Credit Loan Agreement

	The Company and GEM Investors entered into a Secured Line of Credit Loan Agreement (the "Loan Agreement") whereby the Company will have the right to borrow up to $2,500,000 from GEM Investors (the "Loan"). All loans made by GEM Investors to the Company shall accrue interest on the principal amount at a rate of twelve percent (12%) per annum. In the event of a default under the Loan Agreement, the interest rate shall
increase to seventeen percent (17%).   The Loan is also evidenced by a
Promissory Note dated April 20, 2007 in the aggregate principal amount of $2,500,000 (the "Note"). No payment of principal or interest is due until October 20, 2007, with payments thereafter as determined by the Board of Directors of the Company and GEM Investors, provided that the final payment of all obligations of the Company shall be due no later than April 20, 2012.

 	GEM Investors has loaned the Company $926,629 of the total amount of the Loan as of August 22, 2007, of which $36,000 has been repaid. GEM Investor's obligation to loan additional funds to the Company is conditioned on several factors, including, but not limited to, the approval of GEM Investors, the Company not being in default under the Loan Agreement or any other agreement between the Company and GEM Investors and no material adverse changes in the financial condition of the Company.

	The Loan is secured by (i) a blanket lien on all of the assets of the Company as evidenced by a General Security Agreement, (ii) all of the existing and pending trademarks, patents and copyrights owned by the Company pursuant to a Trademark, Patent and Copyright Security Agreement and (iii) a Deposit Accounts Assignment Agreement pertaining to one of the Company's bank accounts (items (i) - (iii) are hereinafter collectively referred to as the "Liens") and (iii) an assignment of its right to the monies in a certain bank account. The Lien is subordinate only to the security interest held by the law firm Knobbe, Martens, Olson & Bear, LLP for legal fees owed to them by the Company.

	In connection therewith, the Company, GEM Investors, Cozean and Michelson all executed an Intercreditor Agreement whereby GEM Investors, Cozean and Michelson, among other things, agreed to make each of their respective liens pari passu.

       The Company used the proceeds of the Loan and the sale of the Series B Preferred Stock to (i) make the required payments under the Consulting Agreement and Repayment Agreement, (ii) pay for legal fees and expenses incurred in connection with the transactions with GEM, (iii) make a payment in full of an obligation to the Company's former attorneys, and (iv) general working capital.

    3. 	GEM Fund Converts Accrued And Unpaid Interest On Promissory Note
Into Common Stock.

	On May 17, 2007, GEM Fund converted $319,217 of accrued and unpaid interest on a certain promissory note (the "GEM Fund Note") issued by the Company in favor GEM Fund in the aggregate principal amount of $1,088,154 into an aggregate of 25,537,360 shares of the Company's Common Stock.
The conversion price was $0.0125 per share. The $319,217 represented interest that had accrued on the GEM Fund Note through March 31, 2007.
As of the date hereof, the Company has only issued GEM Fund 3,958,742 of the 25,537,360 shares, said amount being the maximum amount of shares the Company was eligible to issue based on its authorized common stock. At such time as the Company files the Amendment, the Company shall be obligated to issue GEM Fund the remaining 21,578,618 shares of common stock.

    4. 	GEM Investors Acquires 3,052,000 Shares of Common Stock.

	On May 3, 2007 GEM Investors purchased 3,052,000 shares of common stock from the U.S. Marshal in Washington DC, which such shares had been seized from their former holder, for a purchase price of $30,520, or $0.01 per share.

                 ELECTION OF A NEW BOARD OF DIRECTORS

	On April 20, 2007, (i) Cozean resigned as Chief Executive Officer/Chairwoman of the Company, (ii) Michelson resigned as Chief Financial Officer of the Company, and (iii) Messrs. Richard Ajayi, Robert Freiberg and Ronald Higgins resigned as members of the Board of Directors of the Company. None of the aforementioned persons advised the Company that he/she had any disagreement with the Company over any policies (accounting or otherwise) of the Company. The Board of Directors of the Company has elected Tobin and Pliam to replace the vacancies on the Board.

       There are no family relationships between Messrs. Tobin and Pliam and any of the Company's executive officers or directors and there is no employment agreement between the Company and Messrs. Tobin and Pliam. Further, there are no transactions involving the Company and Mr. Pliam which would be reportable pursuant to Item 404 of Regulation S-B promulgated under the Securities Act of 1933, as amended, however, with regards to Mr. Tobin, he is a member of GEM SurgiLight Management, LLC, the Managing Member of GEM Investors.

	As a result of the appointment of Messrs. Tobin and Pliam, the four
(4) directors of the Company are Louis Valente, Craig Collins, both of whom were directors prior to the transactions reported in this Information Statement, and Tobin and Pliam. A brief summary of information of each director is described below:

	Mr. Tobin is a Director of Global Emerging Markets North America, Inc., where he has managed venture capital investing since 1996. Prior to joining Global Emerging Markets of North America, Inc. Mr. Tobin was Managing Director of Lincklaen Partners, a private venture capital group. Previously, he had been a portfolio manager with Neuberger and Berman and prior to that Vice President of Nordberg Capital, Inc., an institutional brokerage in New York City. Mr. Tobin received his MBA from the Wharton School, as well as a Master of Science in Engineering and a Bachelor of Science in Economics (cum laude) from the University of Pennsylvania.
Mr. Tobin is a member of GEM SurgiLight Management, LLC, the managing member of GEM Investors. Mr. Tobin was previously a director of the Company from 2004 through October 31, 2005.

	Dr. Pliam is a venture partner of Bay City Capital LLC, a venture capital firm focused on investing in medical devices. He is also and independent consultant in the biomedical technology field whereby he consults numerous private and public biotechnology, medical device and pharmaceutical companies. Previously, he was co-founder, President and a Director of Guided Delivery Systems, Inc., a cardiology company developing leading technology for the percutaneous (catheter delivered) treatment of mitral valve regurgitation. Dr. Pliam was also a Managing Director of Aqua Partners LLC, a boutique investment banking and financial advisory firm specializing in life science and biotechnology industries. Dr. Pliam received a Bachelor of Arts in German Literature from the University of California (Berkeley) and a Ph.D. in endocrine physiology from the University of California (San Francisco). He is also a graduate of Dartmouth Medical School.

	Craig Collins, CPA - Craig Collins, CPA, 59, was elected as a Director in March 2006. Mr. Collins earned his Bachelor of Science degree at Fresno State College and became a Certified Public Accountant in 1973. Mr. Collins has served in numerous business, management and financial capacities including Controller, Chief Financial Officer and Executive Vice President in both the private and public sectors. He is currently a member of the management team in a company involved in turnarounds or dissolutions of financially distressed companies and oversees the financial restructuring of about 10 such companies a year. Mr. Collins serves on the Company's Audit Committee.

	Louis P. (Dan) Valente. Mr. Valente was appointed as a Director in July 2001 and is Chairman of the compensation committee. Mr. Valente has been the Chief Executive Officer and Chairman of Palamar Medical Technologies, Inc. (Nasdaq: PMTI) since 1997. Currently, Mr. Valente serves as a director of MKS Instruments, Inc., a publicly held company, and several private companies. From 1968 to 1995, Mr. Valente held numerous positions at Perkin Elmer, Inc. (formerly EG&G, Inc.), a diversified technology company which provides optoelectronic, mechanical and electromechanical components and instruments to manufacturers and end-user customers in varied markets that include aerospace, automotive, transportation, chemical, petrochemical, environmental, industrial, medical, photography, security and other global arenas. In 1968, he began his career at EG&G, Inc. as an Assistant Controller and held executive positions, including Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente is a Certified Public Accountant and a graduate of Bentley College.


                       EFFECTIVE DATE OF AMENDMENTS

       Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty
(20) days after the date on which this Information Statement has been mailed to the Stockholders.

  By Order of the Board of Directors

     /s/ Timothy J. Shea
     -------------------
     Timothy Shea
     President